SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant
Filed by a Party other than the Registrant |X|
Check the appropriate box:
      Preliminary Proxy Statement
      CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
         RULE 14A-6(E)(2))
      Definitive Proxy Statement
|X|   Definitive Additional Materials
      Soliciting Material Pursuant to Rule 14a-12

                             Mercator Software, Inc.

                (Name of Registrant as Specified In Its Charter)

                        Strategic Software Holdings, LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|    No fee required

       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

       Fee paid previously with preliminary materials.
       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:

ATTENTION: MERCATOR SOFTWARE INC. STOCKHOLDERS

Strategic Software Holdings has initiated an effort to replace the current Mercator board of directors with a new slate of directors that have a wealth of skill and experience in technology, the software industry and specifically the enterprise applications space.

The reasons for this change are numerous. Under the current Board of Directors and senior management:

o Mercator's stock price has plummeted from a high of $142 per share on March 7, 2000 to just $1.33 per share as of March 12, 2003 (see the historical stock price chart);

                    STOCK PRICE PERFORMANCE

                Date                     Close
                ----                     -----
                13-Mar-03                 1.4
                31-Dec-02                0.97
                30-Aug-02                1.42
                28-Jun-02                1.52
                28-Mar-02                5.55
                31-Dec-01                8.36
                28-Sep-01                1.09
                29-Jun-01                2.49
                30-Mar-01                3.66
                29-Dec-00                5.38
                29-Sep-00                16.56
                30-Jun-00                68.75
                7-Mar-00                  142

o Over the same period, Mercator's stock has underperformed its peers and the NASDAQ Composite, as shown in the chart.

o Mercator's market position collapsed from 3rd to 10th between 1999 and 2001, and its Enterprise Application Integration (EAI) market share fell from 10% to 4.7% over the same period;

o Mercator's revenue has declined dramatically, down from $138.3 million to $111.9 million in 3 years;

o Yet Mercator's research and development spend has been wasted, increasing from 15% to 19% of revenue over the same time from 2000 to 2002.

                           RELATIVE STOCK PERFORMANCE

          Date                   MCTR          NASDAQ        Peer Group
          ----                   ----          ------        ----------
         1-Mar-00                    0              0                0

         5-Sep-00                -83.2         -19.05              -34

         5-Mar-01               -94.53         -58.23           -83.28

         4-Sep-01               -98.04         -65.66           -92.13

         4-Mar-02               -94.54         -60.73           -82.30

         3-Sep-02               -98.57         -73.64           -96.07

         3-Mar-03               -98.69         -73.44           -95.77

If you own stock in Mercator we encourage you to visit this site in coming weeks for announcements and information, as well as instructions to join this campaign for greater value for Mercator shareholders.

On March 14, 2003, Strategic Software Holdings filed a preliminary proxy statement with the Securities and Exchange Commission, announcing its intention to nominate a slate of directors to replace the current board of directors of MOJO (Nasdaq: MCTR) at the company's next annual meeting in May. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIALS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of MOJO stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A today.

Strategic Software is a significant shareholder in Mercator, with beneficial ownership of 1,672,500 shares, more than twice the total number of shares held by the current Directors of Mercator. Strategic Software is an investment firm that makes equity investments and acquisitions on behalf of itself and its investors. Based in Westport, Connecticut, the firm draws on its partners' extensive knowledge of all aspects of the enterprise software industry to execute strategic transactions.

Strategic Software is concerned by what it considers to be Mercator's poor performance in recent years and has decided to seek the election of its slate of directors in an attempt to deliver greater value to the shareholders.